Exhibit 10.4

GUARANTY FEE AGREEMENT

This Guaranty Fee Agreement (this “Agreement”) sets forth the terms of a guaranty fee arrangement entered into and made effective as of March 11, 2015 (“the Effective Date”) by and between the Guarantors, as defined below, and Selectica, Inc., a Delaware corporation (the “Company” and, collectively with the Guarantors, the “Parties” and each a “Party”).

RECITALS

WHEREAS, pursuant to the Limited Guaranties, dated of even date herewith (the “Guaranties”), entered into by each of Lloyd I. Miller, III (“Mr. Miller”) and MILFAM II L.P. (together with Mr. Miller, the “Guarantors” and each a “Guarantor”), the Company and Bridge Bank, National Association (“Lender”), the Guarantors agreed to serve as limited guarantors of $2 million of the Company’s loan from Lender made pursuant to the Amended and Restated Business Financing Agreement, dated as of July 25, 2014, as amended (the “Credit Agreement”) between the Company and Lender, as such guaranteed amount may be reduced in accordance with the terms of the Guaranties (such guaranteed amount as is in effect on any specific date during the term of this Agreement, the “Guaranteed Amount”);

WHEREAS, the Guaranties were entered into to satisfy certain conditions for Lender to lend additional funds to the Company under the Credit Agreement; and

WHEREAS, the Guarantors have agreed to guarantee the payment obligations of the Company with respect to the Guaranteed Amount under the Credit Agreement, and in consideration thereof, the Company has agreed to pay the Guarantors an arm’s length guaranty fee, as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

1.     Guaranty Fees.

(a)     Commitment Fee. In consideration of the Guaranties, the Company shall pay the Guarantors a commitment fee of $100,000 (the “Commitment Fee”), payable in cash within five (5) business days following the date of termination or expiration of this Agreement (the date of such payment, the “Payment Date”). The Commitment Fee shall accrue, without interest, on the Effective Date.

(b)     Monthly Fee. During the term of this Agreement, the Company shall pay the Guarantors a monthly fee equal to (i) 1.0% of the Guaranteed Amount for months (including partial months) 1 through 12 following the Effective Date (including the month in which the Effective Date falls) and (ii) 1.5% of the Guaranteed Amount for months 13 through 24 following the date hereof (the “Monthly Fee”). The aggregate amount of the Monthly Fees shall be payable in cash on the Payment Date. The Monthly Fees shall accrue, without interest, on the first business day of each month during the term of this Agreement.

(c)     Allocation of Fees. The Commitment Fee and Monthly Fees shall be allocated to each of the Guarantors as provided to the Company in writing by Mr. Miller.

2.     Term. The term of this Agreement shall begin on the Effective Date and shall automatically terminate upon the expiration or termination of the Guaranties.

3.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the principles of conflicts of laws of any jurisdiction).

4.     Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use good faith efforts to negotiate a substitute, valid and enforceable provision or agreement that most nearly affects the Parties’ intent in entering into this Agreement.

5.     Successors and Assigns. This Agreement, and the obligations and rights of the Parties hereunder, shall be binding upon and inure to the benefit of the Parties’ respective heirs, personal representatives, successors and assigns.

6.     Assignment. The Company may not assign this Agreement, its rights or responsibilities hereunder, without the prior written authorization of Mr. Miller. Guarantors shall have the right to assign Monthly Fees to their respective affiliates, successors and assigns, subject only to applicable securities laws. Any assignment in derogation of the foregoing shall be void.

7.     Amendment. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Company and Mr. Miller.

8.     Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient (a) upon receipt, when delivered personally or by courier, (b) the next business day after sent, when sent by overnight delivery service, (c) upon delivery if given by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (d) three (3) business days after being deposited in the U.S. mail as certified or registered mail, return receipt requested, with postage prepaid, if in each instance such notice is addressed to the party to be notified at such Party’s address as set forth on the signature pages hereto or as subsequently modified by written notice.

9.     Sufficiency of Consideration. The Parties jointly and severally represent, warrant and covenant that each has received full and sufficient consideration for all grants made and obligations undertaken, in this Agreement.

10.     Taxes. Each Party hereto shall be responsible for any and all taxes levied as a result of the performance of each Party’s respective activities under this Agreement.

11.     Entire Agreement. This Agreement, along with the Guaranties, shall constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and any and all other written or oral agreements existing between the Parties hereto are expressly canceled, including, without limitation, that certain guarantee financing term sheet, dated February 9, 2015, by and among the Parties.

12.     Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first set forth above:

“Company”

SELECTICA, INC.

By:

Name:

Title:

Address for notices:

Selectica, Inc.

2121 South El Camino Real, 10th Floor

San Mateo, CA 94403

Attention: Todd A. Spartz

Fax: (650) 532-1505

E-mail: tspartz@selectica.com

With a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303

Attention: Eric Wang

Fax: (650) 687-1205

E-mail: eric.wang@dlapiper.com

“Guarantors”

LLOYD I. MILLER, III

Signature

MILFAM II L.P.

By: MILFAM LLC

Its: General Partner

By:

Name:  Lloyd I. Miller, III

Title:    Manager

Address for notices:

Mr. Lloyd I. Miller, III

3300 South Dixie Highway, Suite 1-365

West Palm Beach, Florida 33405

With a copy to:

Andrews Kurth LLP

450 Lexington Avenue

New York, New York 10017

Attn: Roger J. Griesmeyer, Esq.